SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant     [X]

Filed by Party other than the Registrant     [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant toss.240-11(c) orss.240.14a-12


                                wowtown.com, Inc.
            ------------------------------------- ------------------
                (Name of Registrant as Specified in Its Charter)


                    William T. Hart - Attorney for Registrant
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title  of  each  class  of   securities  to  which   transaction   applies:
     -----------------------------------------------------

2)   Aggregate   number   of   securities   to   which   transaction    applies:
     -----------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     -----------------------------------------------------

4)   Proposed maximum aggregate value of transaction:
     -----------------------------------------------------


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      [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:
      -----------------------------------

2)    Form, Schedule or Registration No.:
      -----------------------------------

3)    Filing Party:
      -----------------------------------

4)    Date Filed:
      -----------------------------------

                                WOWTOWN.COM, INC.
                                    Suite 450
                            999 West Hastings Street
                           Vancouver, British Columbia
                                 Canada V6C 2W2
                                 (604) 633-2556
                              (604) 683-0315 (fax)

                          NOTICE OF SPECIAL MEETING OF
                      SHAREHOLDERS TO BE HELD APRIL 4, 2001



      Notice is hereby given that a special meeting of the shareholders of wowtown.com, Inc. (the "Company") will be held at, Suite 450, 999 West Hastings Street, Vancouver, British Columbia, Canada on April 4, 2001, at 10:00 A.M., for the following purpose:

1. To approve the sale of the Company's subsidiary, Wowtown (Nevada) Incorporated, as well as certain other assets relating to the Company's business, to a corporation controlled by certain Company officers and directors upon the terms set forth in the accompanying proxy statement.

2.          To change the name of the Company to Phoenix Star Ventures, Inc.

3. To approve a reverse split of the Company's common stock such that each five outstanding shares of the Company's common stock will be converted into one share of common stock.

            To transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on February 26, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of February 26, 2001, the Company had 15,655,067 outstanding shares of common stock.


                                    WOWTOWN.COM, INC.



March 14, 2001                      By: /s/ David Packman
                                        --------------------------
                                    President

                                WOWTOWN.COM, INC.
                                    Suite 450
                            999 West Hastings Street
                           Vancouver, British Columbia
                                 Canada V6C 2W2
                                 (604) 633-2556
                              (604) 683-0315 (fax)


                                 PROXY STATEMENT

         The accompanying proxy is solicited by the Board of Directors of the Company for voting at the special meeting of shareholders to be held on April 4, 2001, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the special meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address set forth on page one or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was mailed to shareholders of record on or about March 14, 2001.

         Only the holders of the Company's common stock are entitled to vote at the meeting. Each share of common stock is entitled to one vote and votes may be cast either in person or by proxy. A quorum consisting of one-third of the shares entitled to vote is required for the meeting. The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the sale of the Company's subsidiary and related assets, the change of the Company's name and the reverse stock split. The approval of the holders of a majority of shares present at the meeting, in person or by proxy, is required to approve any other proposal to come before the meeting. As of February 26, 2001 the Company had 15,655,067 outstanding shares of common stock.

         Shares of the Company's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the special meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Brokerage firms will not have discretionary authority to vote these "street-name" shares with respect to the proposal to change the Company's name or to reverse split the Company's common stock. Because approval of the name change requires the approval of a majority of the Company's outstanding shares, abstentions and broker non-votes will have the same effect as votes against the approval of the matters to be voted upon at the meeting.

     595796 B.C. Ltd., which owns 61.5% of the Company's common stock, intends to vote its shares in favor of the proposals specified in the notice of the Special Meeting of Shareholders.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth the number of and percentage of outstanding shares of common stock beneficially owned by the Company's officer and director and those shareholders owning more than 5% of the Company's Common Stock as of February 26, 2001.

                                     Shares of
Name and Address                    Common Stock      Percent of Class

David Packman                           (1)                 (1)
Suite 450
999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2

Stephen C. Jackson                       (1)                (1)
Suite 450
999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2

595796 B. C. Ltd.              9,626,500 (1)              61.5%
Suite 450
999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2

Bona Vista West Ltd.             855,400                   5.6%
P.O. Box 62
2001 Leeward Highway
Providenciales
Turks & Caicos Islands

All Officers and Directors     9,626,500 (1)          61.5% (1)
  as a Group (2 persons)

     Share ownership excludes 500,000 shares issuable upon the exercise of options held by Stephen Jackson.

(1) The Company's present and former officers and directors have the following ownership in 595796 B. C. Ltd.

                                                   Percentage
      Name                                         Ownership

      David B. Jackson                                 25%
      David Packman                                    25%
      Stephen C. Jackson                               25%


                      SALE OF SUBSIDIARY AND RELATED ASSETS

      The Company was incorporated on December 18, 1997. Prior to February 7, 2000 the Company was inactive.

      On February 7, 2000 the Company acquired all of the issued and outstanding shares of Wowtown.com, Inc., a Nevada corporation ("Wowtown/Nevada"), in exchange for 10,000,000 (post split) shares of the Company's common stock. Wowtown/Nevada was incorporated on June 9, 1999. Following the acquisition of Wowtown/Nevada, the Company's shareholders approved a resolution to change the name of the Company to wowtown.com, Inc.

      Following the acquisition of Wowtown/Nevada, David Packman was appointed President as well as director, Stephen Jackson was appointed Vice President, Secretary, Treasurer and a Director, Patrick Helme was appointed Vice President and a Director, and David Jackson was appointed Chief Executive Officer and a Director.

      The Company's business involves establishing websites which provide information regarding certain cities in the United States, Canada and other countries. Each website has, a directory of restaurants, hotels, sporting events, entertainment, tourist attractions and similar information. Those wanting more information regarding a particular business establishment are linked directly to the particular establishment's website.

      The public can become members of the Company's program without charge. Members receive cards which entitle the member to various discounts from the establishments listed on the Company's website.

      The  Company   expects  to  generate   revenues   from  listing   business
establishments in the Company's directory, designing and maintaining websites for particular business establishments, and by displaying advertising on the Company's websites. However, to build a base of establishments for its first directories, the Company did not initially charge establishments for listing on the Company's websites. The Company began charging new accounts for its services in December 2000. The Company began charging existing accounts in January 2001. The Company's charge for a basic listing on its website is $29.95 per month.

      The Company's main website, located at www.wowtown.com, provides information on the Company and membership benefits for businesses and consumers. The main website enables internet users to connect to the Company's other websites. In June 1999 the Company established its first operational website for the Vancouver, British Columbia metropolitan area. Since then the Company has established 61 other websites, primarily for cities located in the United States and Canada.

       The Company's websites allow internet users to comparison shop and purchase products through an internet shopping service operated by Ezuz.com, a corporation affiliated with David Jackson, one of the Company's officers and directors. Ezuz.com receives a percentage of the gross sales made through its internet shopping service. For hosting this internet shopping service, the Company is entitled to receive a percentage of the fees received by Ezuz.com from sales of merchandise in excess of $75,000 to its members. The percentage of the fees to which the Company is entitled will range from 25% to 50% depending upon sales volume. As of January 31, 2001 the Company's members had purchased only a minimal amount of merchandise through the Ezuz.com internet shopping service and the Company had not received any revenues from Ezuz.com.

      The Company plans to sell the rights to market its program in various metropolitan areas to third parties which the Company refers to as exclusive resellers. An exclusive reseller has the sole marketing rights to a metropolitan area and receives a percentage of the fees collected for directory listings, advertising, website design and goods sold through the website. An exclusive reseller pays the Company an initial fee when the territory is assigned. The amount of the initial fee depends on the demographics of the territory assigned to the exclusive reseller. As of January 31, 2001 the Company had entered into two exclusive reseller agreements concerning the marketing rights to its program.

      The Company estimates it needs approximately $50,000 in capital and one month to develop a basic website for a metropolitan area which has not been assigned to an exclusive reseller. For a metropolitan area which has been assigned to an exclusive reseller, the Company estimates it needs $10,000 in capital and one week to establish a basic website. As of January 31, 2001 the Company employed two people on a full-time basis.

       During the six months ending October 31, 2000, the Company had a loss of $(898,124). As of October 31, 2000 the Company had a negative stockholders equity of $(388,685). The Company continued to suffer losses during the three months ending January 31, 2001. Although the management of the Company is of the opinion that the Company's present business may ultimately be successful, management nevertheless expects that the Company will need approximately $1,000,000 in additional capital before the Company's revenues equal expenses. Considering the present attitude of the investment community toward internet related enterprises, management does not anticipate that it will be able to obtain this additional capital.

      Consequently, the Company's management believes it is in the best interest of the Company's shareholders to dispose of its current business and attempt to acquire a new business which may provide more value to the Company's shareholders. To further this objective the Company has entered into an agreement with 595796 B.C., Ltd., the former owners of Wowtown/Nevada, which provides for the following:

     The Company will sell to 595796 B.C. Ltd. all of the shares of Wowtown/Nevada, as well as certain other assets incidental to the business of Wowtown/Nevada (i.e. trademarks, trade names, Internet domain addresses, and office equipment) in consideration for:

o the return to the Company by 595796 B.C. Ltd. of 9,500,000 shares of the Company's common stock;
o the assumption by 595796 B.C. Ltd. of liabilities of approximately $165,000 and certain contractual commitments relating to Wowtown/Nevada's business; and
o the forgiveness by 595796 B.C. Ltd. and any officer, employee, shareholder or affiliate of 595796 B.C. Ltd. of any loans or advances made by such persons to the Company

      In anticipation for the sale of Wowtown/Nevada the Company entered into a Consulting Agreement with Stephen Jackson which provides the Company will pay Mr. Jackson $6,000 for devoting at least 25% of his time to the Company's business during the two month period ending April 30, 2001. The Company also granted Mr. Jackson an option to purchase 500,000 shares of the Company's common stock at a price of $0.06 per share at any time prior to April 30, 2002.

     In addition, the Company agreed to include the remaining 126,500 shares which 595796 B.C. Ltd. will own after the sale of Wowtown/Nevada in any amended or future registration statement which may be filed by the Company.

      Since the sale of Wowtown/Nevada would represent the sale of substantially all of the Company's assets, the Delaware General Corporation Law requires that the shareholders of the Company approve this sale.

      If the Company's shareholders approve the sale of Wowtown/Nevada the Company's present management, with the exception of Stephen C. Jackson, will resign. The Company will then attempt to acquire a new business. As of the date of this proxy statement the Company had not identified any business which is available for acquisition. Although the Company does not have any plans to appoint any new officers or directors at the present time, it may be expected that new officers and directors will be appointed if a new business is acquired.

      All shareholders of the Company have the right to exercise dissenter's rights with respect to the proposed sale of Wowtown/Nevada, and may obtain payment for their shares by complying with the terms of Section 262 of the Delaware General Corporation Law, a copy of which is attached. Based upon the Company's negative book value at January 31, 2001, the Company estimates that it will pay $0.01 per share to any shareholder dissenting from the proposed sale of Wowtown/Nevada.

      Even if the sale of Wowtown/Nevada is approved by the Company's shareholders, the Company may elect not to proceed with the sale if shareholders owning more than 100,000 shares of the Company's common stock exercise their dissenters' rights.

      The   Company's   Board  of  Directors   recommends   that  the  Company's
shareholders approve the sale of Wowtown/Nevada and the related assets upon the terms described above.

                      PROPOSAL TO CHANGE THE COMPANY'S NAME

      If the proposal to sell Wowtown/Nevada is approved by the Company's shareholders, the Company is of the opinion that it would be appropriate to change the Company's name so there would be no confusion in the financial community as to the Company's past association with Wowtown/Nevada.

                          PROPOSED REVERSE STOCK SPLIT

      In connection with the proposed disposition of Wowtown/Nevada, the Company believes it would be beneficial to reduce the number of the Company's outstanding shares. Accordingly, the Company's board of directors has adopted a proposal, subject to shareholder approval, to reverse split the shares of the Company's common stock such that each five outstanding shares of the Company's common stock will be automatically converted into one share of common stock. It is not expected that the reverse stock split will eliminate any shareholders since, according to the records of the Company's transfer agent, no shareholder owns less than five shares of the Company's common stock. If the reverse stock split is approved, the Company will continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 and would continue to file 10-KSB, 10-QSB, and 8-K reports with the Securities and Exchange Commission.

      If the reverse split is approved by the Company's shareholders, the Company will have 3,131,015 outstanding shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

Results of Operations:
                              Period from Inception       Six Months
                                 (June 9, 1999) to           Ending
                                   April 30, 2000       October 31, 2000
                              ---------------------     ----------------

      Sales                   $           --         $            --
      Operating Expenses            (418,020)               (900,524)
      Other Income (Expense)           1,626                   2,400
                               -------------             -----------
      Net Loss                      (416,394)              $(898,124)
                                 ============              ==========

Balance Sheet Data:
                                 April 30, 2000        October 31, 2000

      Current Assets                $182,447               $40,946
      Total Assets                   245,014                91,419
      Current Liabilities            130,668               480,104
      Total Liabilities              130,668               480,104
      Working Capital                 51,779              (439,158)
      Stockholders' Equity           114,326              (388,685)

                             MARKET FOR COMMON STOCK

      As of February 26, 2001 the Company had 15,655,067 outstanding shares of common stock and approximately fifty stockholders of record. The Company believes the number of beneficial owners may be greater due to shares held by brokers, banks, and others for the benefit of its customers. Since December 1999 the Company's common stock has been quoted on the National Association of Securities Dealers OTC Bulletin Board, but a trading market did not develop until March 9, 2000. Set forth below are the range of high and low closing prices for the periods indicated as reported by the NASD. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                              Closing Prices

                   Month Ended            High             Low

                  March 31, 2000          $3.37           $0.13
                  April 30, 2000          $1.63           $0.63
                  May  30, 2000           $1.12           $0.75
                  June 30, 2000           $1.50           $0.88
                  July 31, 2000           $1.56           $0.88
                  August 31, 2000         $1.69           $0.76
                  September 30, 2000      $1.37           $0.75
                  October 31, 2000        $0.88           $0.34
                  November 30, 2000       $0.69           $0.31
                  December 31, 2000       $0.75           $0.10
                  January 31, 2001        $0.17           $0.07
                  February 28, 2001       $0.08           $0.06

      The provisions in the Company's Articles of Incorporation relating to the Company's preferred stock would allow its directors to issue preferred stock with rights to multiple votes per shares and dividends rights which would have priority over any dividends paid with respect to the Company's common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally.

                        AVAILABILITY OF FILINGS MADE WITH
                       SECURITIES AND EXCHANGE COMMISSION

      The Company's Annual Report on Form 10-KSB and its latest quarterly report on Form 10-QSB will be sent to any shareholder of the Company upon request. Requests for a copy of these reports should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

                              SHAREHOLDER PROPOSALS

      Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders to be held after the Company's fiscal year ending April 30, 2001 must be received by the Secretary of the Company not later than September 30, 2001.

                          DISSENTERS' RIGHTS - DELAWARE

               Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a Delaware corporation who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection
(d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of the stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effect pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituency corporation surviving a merger if the merger did not require for its approval the vote of the stock holders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept such stock anything except:

            Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this tile is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action may do so by a separate written demand as herein provided. Within 10 days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation or the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporate who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders as of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to an appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is require to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the forgoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such writing statement shall be mailed to the stockholders within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition (and) shall be accompanied by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay or borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

(i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any State.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided however, that if no petition for an appraisal shall be filed within the time provided in subsections (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                WOWTOWN.COM, INC.

                This Proxy is Solicited by the Board of Directors

      The undersigned stockholder of the Company, acknowledges receipt of the Notice of the Special Meeting of Stockholders, to be held April 4, 2001, 10:00 a.m. local time, at Suite 450, 999 West Hastings Street, Vancouver, B.C. V6C 2W2, and hereby appoints David Packman and Stephen C. Jackson, each with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at said Special Meeting of Stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorneys and Proxies may do or cause to be done by virtue hereof. The above named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

(1) To approve the sale of the Company's subsidiary, Wowtown.com (Nevada), Incorporated, as well as certain other assets relating to the Company's business, to 595796 B.C. Ltd. upon the terms set forth in the accompanying proxy statement.
                           -       -           -
                         / / FOR / / AGAINST / / ABSTAIN
                         -       -           -


(2)  To change the name of the Company to Phoenix Star Ventures, Inc.;
                          -       -           -
                        / / FOR / / AGAINST / / ABSTAIN
                        -       -           -

(3) To approve a reverse split of the Company's common stock such that each five outstanding shares of the Company's common stock will be converted into one share of common stock.
                           -       -           -
                         / / FOR / / AGAINST / / ABSTAIN
                         -       -           -

      To transact such other business as may properly come before the meeting.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 1, 2 AND 3.

                        Dated this      day of                       , 2001.
                                   -----       ----------------------

                        ---------------------------------
                                   (Signature)

                        Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

                        Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

                                            Return this Proxy to:
                                            wowtown.com, Inc.
                                            999 West Hastings Street, Suite 450
                                            Vancouver, British Columbia
                                            Canada, V6C 2W2
                                            (604) 633-2556
                                            (604) 683-0315 (fax)